Exhibit 10.1

SALES AND MARKETING CONSULTANT AND DISTRIBUTION AGREEMENT

April 2, 2014

This will confirm the arrangement, terms and conditions pursuant to which Kenek Brands Inc (“Consultant”) has been retained to serve as a consultant and advisor to Synergy Strips Corp. (“the Company”). The undersigned hereby agree to the following terms and conditions:

1.	Duties of Consultant The Consultant will provide such consulting services and advice pertaining to the Company’s business affairs as the Company may from time to time reasonably request. Consulting and advisory services shall take place at the mutual convenience of the Company and the Consultant. Without limiting the generality of the foregoing, Consultant will primarily assist the Company in developing, expanding and managing an extensive network of Broker/Sales/Retailers groups and aid in the strategic direction of the Company’s sales and planning.

2.	Term of the Agreement The effective date of this Agreement shall be as of April 2, 2014. The term of this Agreement shall be for a one (1) year period and will be self-renewing at the end of the one (1) year period for an additional term unless otherwise terminated as set forth in this agreement prior to. Termination (as in paragraph 12) of this Agreement shall not affect the Company’s agreement to not circumvent Consultant or to indemnify Consultant (as in paragraphs 9 and 10).

3.	Available Time Consultant shall make available such time as, in its sole discretion, it shall deem appropriate for the performance of its obligations under this Agreement. The Company acknowledges and agrees that Consultant will perform consulting or other services for other companies, subject to confidentiality agreement herein (paragraph 8).

4.	Compensation As compensation for Consultant’s services hereunder, the Company shall pay to the Consultant as follows:

a.	Monthly Retainer Upon execution of the Agreement, the Company will advance the Consultant $9,000 USD on the 1st of each month until this agreement is mutually terminated subject to paragraph 12 herein.

b.	Sales Commission A two percent (2%) commission override will be paid on all product sales on products that Consultant or his sales agents or brokers introduce to the Company.

c.	Agreement Termination The termination of this Agreement (as in paragraph 11), shall not affect the payment of success compensation to Consultant as well as the share options described below in subparagraph (e) herein.

d.	Payment of Compensation At the end of each month, Consultant sales commission will be paid by the Company based on all sales generated as provided for in Section 4 (b).

e.	Share Options The Consultant will receive one (1) Million share options of the Company at a strike price of $0.25/per share which will vest in full upon signing of this agreement

5.	Expenses The Company will reimburse the Consultant for all out of pocket expenses incurred to perform the duties set out in this agreement, specifically but not limited to travel, meals and lodging as required. The Company will establish an expense policy which will include that the Company will be required to reimburse Consultant at a minimum on a monthly basis or within seven days of receiving the Consultant’s expenses, whichever is earlier.

6.	Relationship Nothing herein shall constitute Consultant as an employee or agent of the Company. It is understood that Consultant will be an independent contractor. Except to such extent as may hereinafter be expressly agreed for a specific purpose, Consultant shall not have the authority to obligate or commit the Company in any manner whatsoever. All decisions relating to products sold remain the sole responsibility of the Company (ingredients, packaging, pricing, shipping, financial, promotion, etc.)

7.	Information The Company acknowledges the Consultant will rely on information furnished by the Company concerning the Company’s business affairs without independent certification, and the Company represents that such information will be materially complete and correct.

8.	Confidentiality Except in the course of the performance of duties hereunder, Consultant and the Company agree that both parties shall not disclose any trade secrets, know-how, or other proprietary information not in the public domain, learned as a result of this Agreement unless and until such information becomes generally known.

a.	Unless Consultant or the Company comes under direct subpoena to disclose this information to a court.

9.	Mutual Non-circumvention The Company and the Consultant agree to a mutual non-circumvention on all aspects of the business. The Company, its representatives, and other consultants agree not to approach parties introduced by Consultant, on behalf of other companies with which they may be involved, without permission and involvement of Consultant. The Company agrees that the list of contacts introduced by Consultant shall be deemed confidential, and shall not be disclosed in part or in whole by another party without Consultant’s express permission. The Consultant agrees to the exact same non-circumvention provisions as it pertains to anyone that the Company introduces to the Consultant and the Consultant is bound by the same non-circumvention provisions that the Company has agreed to as described in this paragraph.

10.	Mutual Indemnification The Company and the Consultant agree to a mutual indemnification. The Consultant agrees to indemnify and hold harmless the Company, its partners, officers, directors, and employees, from the and against any losses, claims, damages, liabilities, and expenses whatsoever (including reasonable costs of investigation or defending any action) to which they or any of them may become subject under any applicable law arising out of Consultant’s performance under this Agreement. The Company agrees to indemnify the Consultant for all of the same issues and provisions described in this paragraph, which results in a mutual indemnification.

11.	Title The Consultant shall operate its duties as set out in this agreement with the title of “Global Business Development”.

12.	Termination Upon the happening of any one or more of the following events, in addition to any other rights and remedies available, either party may cancel and terminate this Agreement by giving ninety (90) days prior written notice to the other party.

a.	Upon termination or non-renewal of this Agreement, the Company shall pay to the Consultant, during the first two (2) years only following termination; 50 percent(%) or (1%) of all sales commissions earned on all product sales from products that the Consultant or his sales agents or brokers introduce to the Company.

13.	Assignment This Agreement shall not be assignable without the written consent of the other party. Notwithstanding the foregoing, either party may assign this Agreement to an affiliated company or to a successor company by merger or sale.

14.	Standard of Care Consultant shall at all times faithfully, industriously and to the best of Consultant’s abilities, experience and talents, provide Services that may be required pursuant to the express and implied terms and provisions of this Agreement.

15.	Entire Agreement This Agreement sets forth the entire agreement of the parties hereto with regard of the subject matter hereof and thereof and supersedes and replaces all prior or contemporaneous agreements, understandings and representations, oral or written, with regard to such matters.

16.	Other Provisions

(a)	Notices. All legal notices, consents or other communications shall be in writing and shall be delivered personally or by messenger, or mailed by registered or certified mail, return receipt requested, postage prepaid, or via an email, in all cases addressed to the party for whom intended at its address set forth below:

If to the Company:

If to the Consultant: Kenek Brands Inc

275 Canterburry Lane

Fall River, Nova Scotia B2T 1A4

or such other address as a party has designated by notice in writing to the other party given in the manner provided by this section 8(a). Without limiting any other means by which a party may be able to prove that a notice has been received by the other party, a notice shall be deemed to be duly received (i) if sent by hand, overnight courier or telegram, the date when left at the address of the recipient; (ii) if sent by registered or certified mail, the date of the return receipt; or (iii) if sent by email, upon receipt by the sender of an acknowledgement or transmission report generated by the machine from which the email was sent indicating that the email was sent in its entirety to the recipient’s email address.

17.	Governing Law This Agreement shall be deemed to be a contract made under the laws of the State of California, and for all purposes shall be construed in accordance with the laws of said State.

18.	Arbitration In the event of any dispute arising out of or related to this Agreement or any parties’ conduct or performance under this Agreement, each of the parties agrees to resolve any such dispute by confidential and binding arbitration before JAMS from its offices in Los Angeles, California and pursuant to the Comprehensive Arbitration Rules and Procedures. Judgment upon the award rendered by the arbitrator(s) must be entered and/or confirmed in state or federal courts located in the County of Los Angeles, State of California and Consultant and Company agree to submit to the exercise of jurisdiction over them by said state or federal courts in the County of Los Angeles, State of California. The prevailing party in such arbitration shall be entitled to recover costs and attorneys’ fees incurred in arbitrating the dispute and in preparing for such arbitration.

IN WITNESS WHEREOF, the parties have affixed their hands and seals the day and year provided below

Kenek Brands Inc.

Date: April 2, 2014
Per: Jack Ross

Synergy Strips Corp.
Date: April 2, 2014
Per: Mark Suponitsky

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